Exhibit 99.3

Consent to be Named as a Director Nominee

In connection with the filing by OmniLit Acquisition Corp. of the Registration Statement on Form S-4 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors of OmniLit Acquisition Corp., which will be renamed Syntec Optics Holdings Inc., in the Registration Statement and any and all amendments and supplements thereto. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Date:	May 10, 2023	By:	/s/ Robert O. Nelson II
		Name:	Robert O. Nelson II